Exhibit  10.16

                            LETTER OF CREDIT AGREEMENT


     This LETTER OF CREDIT AGREEMENT ("this Agreement") is made as of the First day of November 1st, 1995 between LLOYDS BANK PLC (the "Bank") and REFLECTONE, INC. (the "Applicant").

     Subject to the terms and conditions of this Agreement the Bank hereby agrees to issue and provide, for the account and at the request of the applicant including its wholly-owned subsidiary Reflectone U.K. Ltd., one or more: (i) irrevocable letters of credit, and (ii) Bonds and overdraft facilities as described in the Letter of Agreement between Reflectone U.K. Ltd and the Bank which is attached hereto as Exhibit A. Each of the Letters of Credit or Bonds shall be in such currency and each in such form as shall have been agreed by the Bank and the Applicant (each a "Credit", and together the "Credits") PROVIDED that (a) the aggregate face amount of all unexpired Credits issued pursuant hereto, together with all amounts drawn under any Credits issued pursuant hereto and not yet reimbursed by or for the account of the Applicant shall never when added to the over draft facilities detailed in the attached Exhibit A exceed $20,000,000 or its equilavent in other currencies (as determined by the Bank) (the "Commitment"), (b) the Commitment shall be available to be utilized by the Applicant by means of its requesting the Bank to issue Credits for the Applicant's account thereunder from the date hereof until October 31, 1996 (the "Commitment Termination Date"), no Credit shall have a term from its date of issuance to its stated date of expiry of longer than one (1) year and (d) the following statements shall be true on and as of the date of issuance of each Credit: (i) the representations and warranties contained in Section 7 of this Agreement are correct on and as of such date and as though made on and as of such date and (ii) no event which is, or with the giving of nice or the passage of time, or both, would be, an Event of Default (collectively, "Defaults", and individually a Default") shall then exist and be continuing or shall result from the issuance of such Credit.

     In CONSIDERATION of the issuance by the Bank of one or more Credits as requested in the Agreement (as each Credit may, from time to time, be amended or modified with the written agreement of the Aplicant), the Applicant hereby agrees with the Bank as follows:

     1. The Applicant hereby agrees to pay on demand to the Bank at the Bank's office at 199 Water Street, New York, New York 10038 (the "Issuing Branch"):
          (i) the amount which the Bank shall have paid pursuant to the terms of each Credit at any time;

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          (ii) interest on (a) the amounts referred to in clause (i) above from the date any such amount is paid by the Bank under such Credit until payment in full is received by the Bank and (b) any other amount due from the Applicant to the Bank under this Agreement from the date which is ten (10) days following the Bank's written demand to the Applicant therefor, at a fluctuating interest rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed until payment in full) equal to the rete designated from time to time by the Bank in the United States as its Prime Rate plus 1%, such rate to change automatically from time to time as of the opening of business on the effective date of each change in the Prime Rate (the "Bank Rate"), and

          (iii) any and all reasonable charges and expenses as described in Sections 2 and 6 hereof incurred by the Bank relativ to the Credit, together with interest thereon at the Bank Rate from the tenth (10th) day following delivery by the Bank to the Applicant of a written invoic detailing any such charges or expenses.

     2.(a)     The Applicant will pay to the Bank at the Issuing Branch a non-refundable commission with respect to each Credit at the rate of 0.55% per annum on the stated amount of such Credit on each day for the preceding quarter (the "Maximum Amount"). Such commission shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable quarterly in arrears for so long as usch Credit remains in effect (and on the expiry date of such Credit).

       (b) If any change in any law, regulation or regulatory guideline, or in the interpretation thereof by any court or andministrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit, capital adequacy or similar requirement or guideline against letters of credit, or commitments to extend credit, issued by the Bank or (ii) impose on the Bank any other conditiosn therefor, and the result of any event referred to in clause (i) or
(ii) above shall be to increase, by an amount deemed by the Bank in its sole discretion to be material, the cost (other than an increase resulting from a change in any net income tax imposed upon the Bank) to the Bank of issuing or maintaining any Credit or the commitment, then, within ten (10) days following demand by the Bank, accompanied by the certificate referred to in the following sentence, the Applicant shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost. A certificate as to such increased cost incurred by the Bank as a result of any event mentioned in clause (i) or (ii) above, submitted by the Bank to the Applicant and including a statement in reasonable detail as to the reason for and calculation of such increase, shall, absent manifest error, be conclusive as to the amount thereof.

     2(A) The obligation of the Bank to issue the initial Credit requested by the Applicant is subject to the conditions precedent that the Bank shall have received on or before the day of issuance of such initial Credit the following, each dated on or within thirty (30) days prior to such date of issuance, in form and substance satisfactory to the Bank:
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     (a)  A certified copy of the reoloution of the Board of Directors of the Applicant authorizing this Agreement, and all documents evidencing other necessary corporate (or other) action and governmental approvals, if any, with respect to this Agreement.

     (b) An Incumbency Certificate executed by the Secretary or an Assistant Secretary of the Applicant certifying the names and tru signatures of the officers of the Applicant authorized to sign this Agreement and the other documents to be delivered hereunder.

     (c) The original of the unconditional guarantee, in a form and in substance acceptable tothe Bank (the "Guarnatee"), from BRITISH AEROSPACE PLC (the "Guarantor"), guaranteeing the prompt payment and performance of the obligations of the Applicant to the Bank under this Agreement.

     (d) A certified copy of the resolution of the Banking Committee of the Board of Directors of the Guarantor authorizing the Guarantee, and all documents evidencing other necessary corporate or other) action and governmental approvals, if any, with respect to the Guarantee.

     (e) A Power of Attorney executed by the Secretary or an Assistant Secretary of the Guarantor authorizing certain individuals to sign the Guarantee and any other documents to be delevered thereunder.

     3. The obligations of the applicant under this Agreement shall be absolute and unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agrement, under all cercumstances whatsoever, including, without limitation, the following circumstances:

     (a) any lack of validity or enforceability of this Agreement, any Credit, or any other agreement or instrument relating thereto (collectively, the "Related Documents");

     (b) any amendment or wiver of or any consent to departure fromall or any of the Related Documents;

     (c) the existence of any claim, set-off, defense or other right which the Applicant may have at any time against the beneficiary of any Credit (or any entities for whom such beneficiary may be acting), whether in connection with this Agreement, the transactions comtemplated hereby or any unrelated transaction;


     (d) any statement or any other draft or document presented under any Credit proving to be forged, fraudulent, invailid or inaccurate in any material respect;

     (e) payment by the Bank under any Credit against presentation of a statement or draft which does not strictly comply with the terms of the Letter of Credit,

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